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                                                             EXHIBITS 5 and 23.2










                        Taft, Stettinius & Hollister LLP
                               1800 Firstar Tower
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957

                                November 22, 1999



Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

         We have acted as counsel for Duramed Pharmaceuticals, Inc. in connection with its filing of a Registration Statement on Form S-3 for the registration of 3,000,000 shares of Duramed common stock to be sold by the selling shareholder identified in the Registration Statement.

         It is our opinion that the registration of the shares of common stock covered by the Registration Statement and the issuance of such shares by Duramed have been duly authorized by all necessary corporate action by Duramed and that such shares are or, when issued in accordance with the terms of the option held by the selling shareholder, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus.

                                          Yours very truly,



                                          /s/ Taft, Stettinius & Hollister LLP